Exhibit 10.2

Your Name:	Ronald E. Stewart
Total No. of Shares Covered by the Option:	500,000

PRGX NON-QUALIFIED STOCK OPTION AGREEMENT

PRGX GLOBAL, INC. (“PRGX”) is pleased to grant to the person signing below (“you” or “Participant”) the Non-Qualified Stock Option described below under the PRGX 2017 Equity Incentive Compensation Plan (the “Plan”). For tax law purposes, this Option shall be treated as a Non-Qualified Stock Option. This Option is not intended to be and shall not be treated as an Incentive Stock Option for tax law purposes.

Grant Date:	October 25, 2017
Exercise Price per Share:	$7.35
Option Expiration Date:	October 24, 2022
Number of Shares of Common Stock:	500,000 (the “Shares”)

Vesting Schedule: Subject to the Plan and this Agreement, this Option may be exercised in whole or in part in accordance with the following schedule, provided you remain continuously employed with PRGX from the Grant Date until such time(s):

On and after	Cumulative Number of Shares Purchasable Upon Exercise of Option
December 31, 2019	1/3 of the Shares (rounded down to the nearest whole share)

December 31, 2020	2/3 of the Shares (rounded down to the nearest whole share)

December 31, 2021	100% of the Shares

The Additional Terms and Conditions and the Plan described below are incorporated in this Agreement by reference and contain important information about your Option. Copies of all of the documents referenced below are being provided to you in connection with this Agreement. Please review them carefully and contact PRGX Human Resources if you have any questions.

Additional Terms and Conditions describes how to exercise your Option, what happens if you cease to remain employed with PRGX before you exercise your Option, and where to send notices;

The Plan contains the detailed terms that govern your Option. If anything in this Agreement or the other referenced documents is inconsistent with the Plan, the terms of the Plan, as amended from time to time, will control. All terms used herein that are not defined herein but that are defined in the Plan have the same meaning given them in the Plan;

Plan Prospectus; and 2016 Annual Report on Form 10-K of PRGX for the Year Ended December 31, 2016.

Please sign in the space provided below to show that you accept the Option on these terms, keep a copy of this Agreement for your records, and return both originals to PRGX Human Resources.

Participant:	PRGX GLOBAL, INC.

/s/ Ronald E. Stewart	By:	/s/ Victor A. Allums
Ronald E. Stewart	Name:	Victor A. Allums
5360 Long Island Drive	Its:	Senior Vice President & General Counsel
Atlanta, Georgia 30327

ADDITIONAL TERMS AND CONDITIONS OF YOUR OPTION

HOW TO EXERCISE YOUR OPTION.

•	This Option must be exercised for whole shares only and in increments of at least 100 shares per exercise or, if less, all of the remaining shares to which the Option is subject.

•	The Plan is administered on behalf of the Committee by the Plan administrator. The Plan administrator is responsible for assisting you in the exercise of your Option and maintaining the records of the Plan. If you have questions about your Option, how you go about exercising the vested portion of your Option or how the Plan works, please contact the Plan administrator at Plan.Administrator@prgx.com or (770) 779-3309.

•	The exercise date of your Option is the date of delivery to the Plan administrator of your notice of exercise. The notice must be accompanied by payment of the Option price and any applicable tax withholding in full. You may pay the Option price and any applicable tax withholding (i) in cash, (ii) by certified or bank cashier’s check, or (iii) by such other medium of payment as the Plan administrator in his sole discretion may permit. You will need to contact the Plan administrator before you exercise your Option to determine the amount of any required tax withholding.

•	Except as provided herein and in the Plan, this Option is non-transferable. This Option may be transferred by will or the laws of descent and distribution and, notwithstanding the foregoing, during the Participant’s lifetime may be transferred by the Participant to any of the Participant’s Permitted Transferees (as such term is defined in the Plan). Any such transfer will be permitted only if (i) the Participant does not receive any consideration for the transfer and (ii) the Plan administrator expressly approves the transfer. Any transferee to whom this Option is transferred shall be bound by the same terms and conditions, including with respect to vesting, that govern the Option in the hands of the Participant; provided, however, that the transferee may not transfer this Option except by will or the laws of descent and distribution. No right or interest of the Participant or any transferee in this Option shall be subject to any lien, obligation or liability of the Participant or any transferee.

EFFECT OF TERMINATION OF EMPLOYMENT. If, prior to December 31, 2021 and a Change in Control, your employment with PRGX is terminated by PRGX without Cause, you terminate your employment for Good Reason, or your employment is terminated by reason of your death or Incapacity, a Pro Rata Portion of the Option shall vest and become exercisable as of the termination of your employment with PRGX for any such reason. Any portion of the Option that has not vested previously and does not vest and become exercisable under such circumstances will be forfeited at that time.

If your employment with PRGX is terminated prior to December 31, 2021 and a Change in Control, other than by PRGX without Cause, by you for Good Reason, or by reason of your death or Incapacity, the unvested portion of the Option will be forfeited immediately upon the termination of your employment.

For purposes of this Agreement, (i) “Cause” shall have the same definition as in the Employment Agreement dated December 13, 2013, between you and the Company, as amended by that certain Amendment of Employment Agreement dated April 27, 2016 and that certain Second Amendment of Employment Agreement dated October 25, 2017 (the “Employment Agreement”); (ii) “Good Reason” shall have the same definition as in your Employment Agreement; (iii) “Incapacity” shall have the same definition as in your Employment Agreement; and (iv) “Pro Rata Portion” means the portion of the Option that would have vested based on your continued employment through the vesting date immediately following the date of termination of your employment equal to the number of Shares with respect to which the Option would vest as of such next vesting date multiplied by a fraction, the numerator of which is the number of monthly anniversaries that have occurred, as measured from the immediately preceding vesting date of the Option (or, if none, since the date of grant of the Option), to the date of termination of your employment, and the denominator of which is the number of monthly anniversary dates between such immediately preceding vesting date (or, if none, such date of grant) and the first vesting date immediately following the date of termination of your employment.

For purposes of this Agreement, employment with any Affiliate of PRGX will be considered employment with PRGX.

CHANGE IN CONTROL. Upon the occurrence of a Change in Control prior to December 31, 2021, the Option shall become vested and exercisable as of the Change in Control, provided you have remained in continuous employment with PRGX from the Grant Date until the time of the Change in Control. Accordingly, termination of your employment after the Change in Control for any reason other than by PRGX for Cause will not result in forfeiture of your Option.

NOTICES. All notices pursuant to this Agreement will be in writing and either (i) delivered by hand, (ii) mailed by United States certified mail, return receipt requested, postage prepaid, or (iii) sent by an internationally recognized courier which maintains evidence of delivery and receipt. All notices or other communications will be directed to the following addresses (or to such other addresses as either of us may designate by notice to the other):

To PRGX:	PRGX Global, Inc.
600 Galleria Parkway, Suite 100
Atlanta, GA 30339-8426
Attention: Senior Vice President & General Counsel

To you:	The address set forth on page 1

MISCELLANEOUS. The Participant has received a copy of the Plan, has read and understands the terms of the Plan and this Agreement, and agrees to be bound by their terms and conditions. Failure by you or PRGX at any time or times to require performance by the other of any provisions in this Agreement will not affect the right to enforce those provisions. Any waiver by you or PRGX of any condition or the breach of any term or provision in this Agreement, whether by conduct or otherwise, in any one or more instances, shall apply only to that instance and will not be deemed to waive conditions or breaches in the future. If any court of competent jurisdiction holds that any term or provision of this Agreement is invalid or unenforceable, the remaining terms and provisions will continue in full force and effect, and this Agreement shall be deemed to be amended automatically to exclude the offending provision. This Agreement may be executed in multiple copies and each executed copy shall be an original of this Agreement. This Agreement shall be subject to and governed by the laws of the State of Georgia. No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against which enforcement is sought. This Agreement shall be binding upon, and inure to the benefit of, the permitted successors, assigns, heirs, executors and legal representatives of the parties hereto. The headings of each Section of this Agreement are for convenience only. This Agreement contains the entire agreement of the parties hereto and no representation, inducement, promise, or agreement or otherwise between the parties not embodied herein shall be of any force or effect, and no party will be liable or bound in any manner for any warranty, representation, or covenant except as specifically set forth herein.

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